Exhibit 10.29
Amendment No. 2

Amendment Date:	February 27, 2023
Parties:	ViewRay, Inc. Scott Drake
Original Agreement:	Employment Agreement dated July 22, 2018, as previously amended December 20, 2018

The below signatories are parties to the Original Agreement. The parties hereby agree to amend the Original Agreement as follows:

1.    Section 6.2 of the Original Agreement is hereby stricken and replaced in its entirety with the following clause:

6.2. Without Cause or With Good Reason. If the Company terminates the Executive’s employment without Cause (as defined below), or the Executive resigns for Good Reason (as defined below), then, provided that the Executive executes and delivers, and does not revoke, a general release of claims in a customary form mutually satisfactory to the Company and Executive (the “Release”) (i) the Company shall pay an amount equal to two times the sum of (x) Base Salary, and (y) the target Performance Bonus, both as determined and in effect at the date of the Executive’s termination, payable in a single lump sum within ten (10) business days after the expiration of the “Revocation Period” (defined as the seven (7) day period following execution of the Release and (ii) the Company will pay the Executive an amount equal to twelve multiplied by the difference between the monthly COBRA premium cost and the monthly contribution previously paid by the Executive as an active employee for the same coverage prior to such termination or resignation. In addition, the award agreements issued in connection with the Inducement Equity Grant and any award agreements governing any other equity awards issued to the Executive after the date hereof shall provide that, if the Company terminates the Executive’s employment without Cause, or the Executive resigns for Good Reason, then such equity awards that would otherwise (absent the termination) have vested during the twenty-four (24) month period following the Executive’s termination shall accelerate and become fully-vested as of the date of the Executive’s termination. Executive’s equity award agreements will also provide that Executive shall have 12 months from the date of any such termination to exercise any remaining stock options held by Executive. Any other unvested equity awards will be forfeited upon any termination of employment. In no event shall the Executive or the Executive’s estate or beneficiaries be entitled to any of the payments or benefits set forth in this Section 6.2 upon termination of the Executive’s employment by reason of his disability or death other than the right to a pro rata Performance Bonus based on the number of months Executive was employed in the calendar year prior to such death or disability.

2.    This Amendment is effective as of the date set forth above. This Amendment may be executed in multiple counterparts all of which together will constitute one instrument. This Amendment is made a part of the Original Agreement. Except as specifically amended by this Amendment, the Original Agreement will remain in full force and effect without addition, deletion or change.

Exhibit 10.29

ViewRay, Inc. By: (signature) Printed Name: Title:	Executive By: (signature) Printed Name: Scott Drake Title: President, CEO